Exhibit 2.2

CERTIFICATE OF MERGER

OF

TRANS-PHARMA ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

TRANS-PHARMA CORPORATION

(a Nevada corporation)

(Pursuant to Section 252(c) of the Delaware General Corporation Law)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware and the Nevada Revised Statutes, respectively, do hereby certify:

FIRST: Trans-Pharma Acquisition Corp., a Delaware corporation, is being merged into Trans-Pharma Corporation, a Nevada corporation.

SECOND: That an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), whereby Trans-Pharma Acquisition Corp. is merged with and into Trans-Pharma Corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware and Section 92A.120 of the Nevada Revised Statutes.

THIRD: That the name of the surviving corporation is Trans-Pharma Corporation.

FOURTH: That the Articles of Incorporation of Trans-Pharma Corporation shall be the Articles of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at Trans-Pharma Corporation, 4225 Executive Square, Suite 460, La Jolla, CA 92037.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That (i) Trans-Pharma Corporation may be served with process in Delaware in any proceeding for enforcement of any obligation of Trans-Pharma Acquisition Corp., as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and (ii) Trans-Pharma Corporation hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding and the Secretary of State shall mail a copy of any such process to Trans-Pharma Corporation, 4225 Executive Square, Suite 460, La Jolla, CA 92037.

NINTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Trans-Pharma Corporation, by written consent in lieu of a meeting of the stockholders.

TENTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Trans-Pharma Acquisition Corp., by written consent in lieu of a meeting of the stockholders.

[Signature Page Follows]

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 17th day of September, 2007.

TRANS-PHARMA ACQUISITION CORP.

By:	/s/ Rolf Harms
Name: Rolf Harms
Title: President

TRANS-PHARMA CORPORATION

By:	/s/ Juliet Singh, Ph.D.
Name: Juliet Singh, Ph.D.
Title: Chief Executive Officer